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                                                                   Exhibit 10.12


                               AGREEMENT NO. 73527



                                 CITY OF PHOENIX

                      EXCLUSIVE TIME SCHEDULED VAN SERVICE



                                     between



                                 CITY OF PHOENIX

                             a municipal corporation


                                       and


                           SUPERSHUTTLE ARIZONA, INC.

                       a Arizona corporation, as Operator


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                                TABLE OF CONTENTS



Article 1     Time Scheduled Van Service .................................     1
Article 2     Access To Airport ..........................................     2
Article 3     Term .......................................................     2
Article 4     Service Locations ..........................................     2
Article 5     Operational Requirements ...................................     2
Article 6     Permit Fee .................................................     3
Article 7     Automated Vehicle Identification System ....................     4
Article 8     Fares ......................................................     5
Article 9     Vehicle Authorization ......................................     5
Article 10    Fleet Size Adjustments .....................................     6
Article 11    Vehicle Specifications .....................................     6
Article 12    Appearance .................................................     9
Article 13    Van Driver Requirements ....................................    11
Article 14    Driver Training Program ....................................    12
Article 15    Vehicle Maintenance Program ................................    16
Article 16    Operations Plan ............................................    17
Article 17    Customer Service Plan ......................................    17
Article 18    Performance Bond ...........................................    18
Article 19    Assignment .................................................    18
Article 20    Damage or Destruction ......................................    19
Article 21    Cancellation By City .......................................    19
Article 22    Force Majeure ..............................................    20
Article 23    Indemnity And Liability Insurance ..........................    20
Article 24    Compliance With Environmental Laws .........................    23
Article 25    Surrender of Possession ....................................    29
Article 26    Inspection By City .........................................    30
Article 27    Taxes ......................................................    31


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Article 28    Notice .....................................................    31
Article 29    Paragraph Headings .........................................    31
Article 30    Invalid Provision ..........................................    32
Article 31    Successors And Assigns Bound By Covenants ..................    32
Article 32    Approvals, Consents And Notices ............................    32
Article 33    Affirmative Action Requirements ............................    33
Article 34    Employee Recruitment .......................................    33
Article 35    Exclusive Agreement ........................................    34
Article 36    Rules And Regulations ......................................    34
Article 37    Conflict Of Interest .......................................    36



Exhibits:

"A" Fares & Service Areas

"B" Federal Grant Assurance Contractual Provisions

"C" Vehicle Identification Form Phoenix SuperShuttle

"D" Service Area & Sector Map Description


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                    PHOENIX SKY HARBOR INTERNATIONAL AIRPORT

                      EXCLUSIVE TIME SCHEDULED VAN SERVICE

                               AGREEMENT NO.73527

This Agreement, executed this 31 day of May, 1996, between the CITY OF PHOENIX, an Arizona municipal corporation, hereafter referred to as "City", and SUPERSHUTTLE ARIZONA, INC., a Arizona corporation, 4610 S. 35th Street, Phoenix, Arizona, 85040, hereafter referred to as "Operator".

                                  WITNESSETH

     WHEREAS, the Phoenix City Council on December 6, 1995 passed Formal Action, F-1757 authorizing the City Manager to enter into a Agreement; with SuperShuttle Arizona, Inc. to operate an Exclusive Time Scheduled Van Service at Phoenix Sky Harbor International Airport subject to the following terms and conditions.

                                    ARTICLE 1

                           TIME SCHEDULED VAN SERVICE

     "Time-Scheduled Van Service" means the operation of a fleet of multi-passenger vans connected and controlled by radio dispatch to pickup and deliver to the Airport one or more passengers from described sectors of a general service area, and to pickup arriving passengers for delivery to their curbside destinations, when such passenger or passengers have contracted or made prior arrangements for the van service prior to the van arriving on the Airport.



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                                    ARTICLE 2
                                ACCESS TO AIRPORT

     City grants Operator an exclusive agreement to use designated airport roadways and loading access on the airport pursuant to performance requirements under this agreement.

                                    ARTICLE 3

                                      TERM

     Subject to earlier termination as hereinafter provided, the term of this Agreement shall be for a period of five (5) years commencing June 1, 1996 and terminating May 31, 2001. The City's exercise of said option for up to five years, will be based upon but not limited to: (1) the operators overall contract performance during the preceding years (2) determination as to the condition or necessary upgra4e of the fleet vehicles and (3) adjustment if any to the fare for insurance and gasoline cost factors.

                                    ARTICLE 4

                                SERVICE LOCATIONS

     Operator shall provide Time Scheduled Van Service from Phoenix Sky Harbor International Airport at specific loading points as may be designated by the Aviation Director.

                                    ARTICLE 5

                            OPERATIONAL REOUIREMENTS

     Operator shall operate its Time Scheduled Van service on a twenty-four (24) hour basis, seven (7) days per week. The established minimum for the time schedule will be a minimum of



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one (1) pickup per terminal, per hour and per sector during the hours of operation of Midnight to 6:00 a.m., two (2) pickups between the hours of 6:00 a.m. to 9:00 a.m., four (4) pickups between the hours of 9:00 a.m. to 9:00 p.m., and three (3) pickups between the hours of 9:00 p.m. to Midnight. Operator must operate its time scheduled van service in accordance with their proposed minimum time schedule without downward adjustment for the first six (6) months of the contract. Amendment(s) shall be filed with the Aviation Director or his designee at least fifteen (15) days prior to requested implementation date. Amendments to the time schedule shall be subject to the prior approval of the Aviation Director which approval will not be unreasonable withheld. Amendments will not be allowed where the minimum number of total movements per hour during the peak time period of 9:00 a.m. to 9:00 p.m. falls below 20. (Movements per hour = number of sectors times airport pick-ups per hour). The City reserves the right to approve any changes and or adjustments to the time schedule during the term of the contract. The service area for Metropolitan Phoenix, is defined as an approximate thirty-five mile radius from Phoenix Sky Harbor International Airport. Service shall be provided as defined and set forth on the Metropolitan Phoenix Service Area Map located in Exhibit "D".

                                    ARTICLE 6

                                   PERMIT FEE

     Operator shall pay the City, at the commencement of the



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contract, an annual permit fee in the amount of one thousand dollars ($1,000)
per van, except for the vans which are wheelchair accessible. The annual permit fee for those vans is One Hundred dollars ($100) annually per van. The annual permit fee shall be payable on a quarterly basis in advance for each vehicle. It is the City's intent to review the appropriateness of this structure during the initial five year term of this contract and adjust the fees accordingly. Operator acknowledges and agrees that there is no vested right in and to the continuation of the existing permit fee system described herein and the City reserves the right to adjust said fee system at its discretion during the term of the agreement. Operator's refusal or failure to pay in advance the applicable prorated quarterly permit fee for any vehicle shall be considered a breach of this agreement and subject the operator's privilege hereunder to termination immediately.

                                    ARTICLE 7

                     AUTOMATED VEHICLE IDENTIFICATION SYSTEM

     The City is currently evaluating an Automated Vehicle Identification System
(AVI). This system would enable the Airport to track the number of vehicles entering and exiting the airport and the amount of time spent by each vehicle at the airport. This system will apply to commercial vehicles that use the airport for providing public transportation, such as taxicabs, limousines, vans, and buses. The AVI system will provide information that will allow the City to determine rate



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structures, number of trips, number of loadings, dwell time on the airport, etc.
The City reserves the right to incorporate this type of system and adjust fees accordingly.

                                    ARTICLE 8

                                      FARES

     Operator shall charge 1st and 2nd passenger fares no higher than as provided in Exhibit "A". The driver of any van authorized under this Agreement shall, upon demand by any passenger, furnish to such passenger a fare receipt. The receipt shall state the name of the driver, the van service company name, the amount paid by the passenger (excluding tips), and the date and time of the transaction. For the purpose of this agreement in determining the applicable second fare, the word "party" shall mean two (2) or more persons, regardless of relationship, traveling together as companions to the same destination. The second passenger in a party shall be the basis for the operator to charge the reduced maximum second passenger fare as set forth in Exhibit "A". The reduced fare shall be applicable to any additional passengers in the party. Operator must inform the City in writing when fares are changed. The changed fares shall not exceed the maximum fares established in Exhibit "A".

                                    ARTICLE 9

                              VEHICLE AUTHORIZATION

     Operator is hereby granted the right to operate on the airport a fleet of eighty-five (85) vans, each with a minimum individual seating capacity of seven
(7) seats, as forth in



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Exhibit "C". Any replacement or substitution of said vehicles after the commencement of the contract shall require the permission of the City, which permission shall not be unreasonably withheld provided said substitute or replacement vehicle is of like kind and quality. In connection with any substitution or replacement of vehicles(s) Operator shall provide proof of ownership or lease-to-purchase information for said listed vehicles.

                                   ARTICLE 10

                             FLEET SIZE ADJUSTMENTS

     Operator must initiate service with a minimum of eighty-five (85) vans; however the Aviation Director, at his sole discretion, reserves the right to increase or decrease the fleet, including the wheelchair accessible vans, as may be necessary to meet passenger demands. Fleet size adjustments will be accomplished by controlling the issuance of vehicle authorization decals.

                                   ARTICLE 11

                             VEHICLE SPECIFICATIONS

     All vehicles listed in Exhibit "C" and also all future vehicles utilized for the term of the contract, shall comply with the following specifications:

     A. Vans. Operator must be operating with 1995 model vans or newer at the start of the contract. During the initial term of the agreement, vans must be replaced every forty-eight months. Replacement vehicles must be acceptable to the City, and Operator must comply with Article 9 above.



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     B. Alternative Fuel. A minimum of 51% of the vehicles must be operating on alternative fuels, such as compressed natural gas (CNG) liquid natural gas (LPG) or other alternative fuel which meet the emissions reduction capability and efficiency of CNG or LPG, by the commencement date of the agreement. The remainder of the vans must be converted within 18 months from the commencement of the agreement.

     C. Appearance. Each van shall be kept clean inside and out, free of exterior body damage, without an excessively worn appearance, mechanically safe and in excellent working order.

     D. Vehicle Dispatch. Operator must have a dispatch system for communication between all vans by use of a 2-way licensed radio receiver/transmitter (not cellular). The system must be operational on a twenty-four hour basis and in compliance with FCC Requirements set forth in 47 CFR Part 90.

     E. Access. Vehicles shall have a minimum of three (3) doors for passenger (including the driver) ingress and egress. Two (2) of the fleet vehicles shall have the following equipment for transporting the disabled passenger:

          1. Rear or side mounted V.A. approved power lift with minimum 30" x 45" platform to accommodate wheelchairs and power scooters.

          2. Four-point wheelchair restraint system with seat belt and chest strap.

          3. Raised door header and or roof to provide appropriate clearance.



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          4. And any other modifications needed to be in compliance with the
     American with Disabilities Act and appropriate interpretations and rulings.

     F. Air Conditioning/Heating. Vehicles shall have a properly installed and maintained air conditioner system to provide sufficient passenger comfort at all times.

     G. Headway Signs. A permanently installed illuminated headway sign mounted on the roof of the vehicle displaying the general sector destination of the vehicle. All figures in the headway sign must be clearly readable and formed in a professional manner so as not to detract from the aesthetics of the vehicle.

     H. Fare Display. Fares shall be permanently displayed on the exterior and in the interior, of the vehicle in accordance with specifications promulgated by the City. Fare signs shall be displayed on the exterior door panel. Fare displays on the door glass are prohibited. No fares other than the fares proposed under this agreement shall be displayed on the interior or exterior of the vehicle. Fares shall not exceed the maximum fares proposed in Exhibit "A".

     I. Inspection of Vehicles. Operator shall at all time permit the City to inspect Operator's vehicles and related business records for purposes of monitoring compliance with the agreement and/or with any inspection procedures implemented by the City. Vehicles are subject to periodic inspection to assure continued compliance with the agreement. Failure to make any



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vehicle available for inspection without good cause or failure of any vehicle to pass inspection, in the sole determination of the City, may result in a breach of this agreement by Operator, resulting in a forfeiture of performance bond.

                                   ARTICLE 12

                                   APPEARANCE

     A. General Conditions.

          1. The exterior appearance of the vehicle shall be maintained in a damage-free and clean condition. The interior of the vehicle shall be maintained in a clean condition, free from foreign matter and offensive odors. There shall be no litter in the vehicle or trunk and the upholstery shall be kept clean, intact and free or rips and tears.

          2. All vehicles shall be uniform in color. Uniformity shall mean a single color or multiple color scheme for each vehicle used by the Operator to identify the van business.

     B. Specific Conditions. Vehicles shall comply with the following standards:

          1. Air conditioners will be operated at all times when exterior temperatures reach 85 degrees or upon passenger request.

          2. Heaters will be operated upon passenger request and sufficiently heat the interior of the vehicle.

          3. Exterior paint of vehicle shall be maintained free of oxidation or rust.



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          4. Vehicle body shall be free of any sheet metal damage.

          5. Vehicle shall be inspected at the beginning of each day of service and assure such vehicle is free from dirt, trash, and debris.

          6. The exterior of each vehicle in service shall be kept clean from road dust, mud, and grime and shall be washed at least once each day (24 hours) of service.

          7. The interior of each vehicle in service shall be swept/vacuumed prior to beginning daily service.

          8. Every van shall be structurally sound and maintained as to provide for the safety of the public in accordance with Arizona Revised Statute Title 28.

          9. Wheel covers shall be mounted on all four wheels at all times.

     C. Repair Notices. Any vehicle that is damaged must be presented to the City for inspection immediately. Said vehicle must be repaired by the date as specified on a repair notice to be issued by the City and displayed on the vehicle.

     D. Vehicle Maintenance Program. Operator must submit a Vehicle Maintenance Program that is in accordance with manufacturer's warranty specifications. The vehicle maintenance program, shall be submitted, within thirty days of the contract commencement date. Such program shall describe maintenance facility, equipment, number of personnel, schedule of maintenance and record keeping.



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                                   ARTICLE 13

                             VAN DRIVER REQUIREMENTS

     A. General. Operator shall require all van drivers and curb coordinators, to wear uniforms that project a professional appearance and clearly identifies them as an employee of the Operator, such uniforms shall be approved by the Aviation Director, and shall be neat in dress, use proper hygiene, and be courteous and trained in dealing with passengers and the public and shall conform to all laws and regulations affecting such service. The Operator shall be directly responsible for the conduct of its drivers. Drivers shall not allow a non-fare paying passenger to ride in the van, however, City officials and/or the driver's supervisors may, on occasion, ride at no charge in said vehicle for purpose of inspection and training.

     B. Driver Identification Cards. Driver Identification cards containing, as a minimum, the name and picture of the driver, the expiration date, driver number to be assigned by the City, company name, company address, company telephone number and a compliment or complaint telephone number provided by the City shall be prominently displayed in an identification card holder inside the vehicle on the dashboard where it is readily available for passenger review.

     C. Complaint Responsibility Operator shall receive all complaints regarding the service and record them on a customer complaint form approved by the City. Operator shall investigate and resolve each complaint appropriately within five
(5) working



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days of the date the complaint was received. When the complaint is resolved,
Operator shall promptly notify the person who filed the complaint, and submit a completed copy of the complaint form to the City. Operator representatives involved in handling customer complaints should be well versed in dealing effectively with customers from problem identification to complaint resolution. Emphasis should be on empathizing with the situation and assisting customers to resolve the complaint.

                                   ARTICLE 14

                             DRIVER TRAINING PROGRAM

     The drivers and curb coordinators must be directly employed by the Operator, not contracted employees. Operator shall supply evidence to the City that all van drivers are direct employees of the Operator before driver identification cards are issued.


     The Operator shall maintain throughout the term, a training manual developed by the Operator based upon, but not limited to, the following:

     o    Airport Rules and Regulations

     o    Vehicle Safety

     o    Effective Communicative Skills

     o    Knowledge of Traffic Laws

     o    Knowledge of Phoenix Metropolitan Area

          The training program submitted shall consist of at least three (3) independent methods of training.

     o Training Manual - Consisting of written rules and procedures, reference information, study material



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          and outlined with quizzes for use during on-the-job training.

     o Classroom Training - Including class discussions of pertinent rules and regulations and public relations.

     o On the Job Training - Under supervision, and with the guide of predetermined lesson plan (checklist) for each position.

     Drivers should have a desire as well as an ability to provide a positive travel experience for visitors to the Airport as well as to residents of the Valley. Providing truly friendly service to users of the system is of equal importance to providing efficient and safe travel. The manual shall reflect a policy toward training drivers to provide passenger assistance, offer a helping hand, answering questions of concerns and either provide a solution, explanation or direction to another source for resolution.

     All drivers must pass a non-driving written examination given by Phoenix Sky Harbor International Airport, Operations Division. The written examination is comprised of six sections testing knowledge of the Phoenix metro area, use of directions (North, South, East, West), map reading, fare calculations, airport rules, and passenger assistance scenarios. The City reserves the right to audit the training program at any time during the term of this agreement. Operator shall also provide



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the City with proof of the following qualifications for van drivers in order to obtain a drivers identification card:

          1. Driver shall be at least 19 years of age.

          2. Driver shall be a legal resident of the U.S.

          3. Driver shall hold a valid and appropriate Arizona Operator's license issued by the State of Arizona which license is not suspended or revoked.

          4. Driver background check that is consistent with the Federal Motor Carrier Safety Regulations and Arizona State Statutes.

          5. Driver shall not have criminal convictions pending for an offense for driving while intoxicated or reckless driving.

          6. Driver shall not be addicted to the use of alcohol or narcotics.

          7. Driver shall not be subject to outstanding warrants.

          8. Driver shall have successfully completed a defensive driving course approved by the City, within the last twenty-four months and be able to present proof of completion.

          9. Provide a medical evaluation statement by a licensed physician, which certified that the physician has examined the driver and that in the physician's professional opinion, the driver is qualified to operate a commercial vehicle.

     B. Curb Coordinator. The Operator shall provide a Curb Coordinator at each terminal curb location. There are five (5)



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terminal curb locations. Curb Coordinator's responsibilities shall include, but are not limited to the following:

          1. Calling vans to the curb from the designated staging area.

          2. Arranging passengers by service area.

          3. Assisting passengers with luggage and loading the van.

          4. Enforcement of contract terms and all applicable airport rules and regulations.

          5. No solicitation or fare negotiations are to take place at the Airport, between the curb coordinator and the traveling public.


     The City reserves the right to recommend that the Operator remove any Curb Coordinator who has performed in an unsatisfactory manner in the opinion of the City.

     C. Safety. Vehicle and operator safety standards shall be as provided in Arizona Revised Statute Title 28, Article 7, entitled Motor Carrier Safety and any rules or regulations promulgated thereunder by the Motor Vehicle Division of the State of Arizona and the Phoenix City Manager or his designee. All vehicles shall be and remain in compliance with these safety standards upon commencement of operations on the Airport.

     D. Specific Driver Attire.

          1. Shirts or blouses worn by male/female drivers shall have collars and be of a solid color.



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          2. Pants worn by male/female drivers shall be of full length and solid color.

          3. Skirts worn by female drivers shall be no more than 2 inches above the knee and be of a solid color.

          4. Dress-type shoes will be worn at all times with socks, if appropriate, by all drivers.


          5. Shorts worn by male/female drivers shall be no more than 2 inches above the knee and be of a solid color.

     E. Specific Hygiene Requirements.

          1. Facial hair (beards, moustaches, sideburns ,etc.) shall be acceptable only if kept in a clean and trimmed manner acceptable to airport management and the public.

          2. Hair shall be kept clean and trim at all times.

          3. Body odor shall be controlled so as not to be offensive.

          4. Proper oral hygiene shall be used.

          5. Face and body shall be kept free of dirt.

                                   ARTICLE 15

                           VEHICLE MAINTENANCE PROGRAM

     Operator shall submit to the City a vehicle maintenance program which is in accordance with the vehicle manufacturer's warranty specifications. The vehicle maintenance program, shall be submitted within thirty days of the contract commencement date. Such program shall describe the maintenance facility, equipment, number of personnel, schedule of maintenance and maintenance record keeping. The City will have the right to



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inspect Operator's books and facilities during regular business hours to audit said program for compliance with this Agreement.

                                   ARTICLE 16

                                 OPERATIONS PLAN

     Operator shall submit to the City an Operations Plan describing in specific detail the strategies, policies, and procedures to be used by the Operator in operating the Time Scheduled Van Service at the Airport. Specifically, the plan should include experience in operating in compliance with Americans With Disabilities Act (ADA) and other innovative customer service practices or marketing strategies envisioned by the Operator. Including procedures for transporting unrelated parties within the same trip and a time line for implementation.

                                   ARTICLE 17

                              CUSTOMER SERVICE PLAN

     Operator must submit a Customer Service Plan, listing the frequency and time frame for conducting customer service training for its employees. The customer service plan, shall be submitted within thirty days of the contract commencement date. The plan shall include a training manual which defines employee conduct, appearance, and how employees should handle customer complaints. The City requests that customer complaints be responded to within
(5) five calendar days and the City be notified.



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                                   ARTICLE 18

                                PERFORMANCE BOND

     The Operator shall provide and maintain, during the term of the contract, a cash performance bond guaranteeing the faithful performance of the contract payable to the City. The amount of the performance bond for this contract is Twenty Thousand Dollars ($20,000.00). A certificate of deposit payable only to the City of Phoenix without restrictions, will be considered a valid substitute for a cash bond. The Certificate of Deposit must be at a local financial institution of the City's choice. Operator shall increase the performance bond upon the written demand of the Aviation Director. In the event the Operator's contract is terminated with cause, as provided in this Agreement, the entire $20,000 bond shall become the property of the City, not as a forfeit or a penalty but as liquidated damages.

                                   ARTICLE 19

                                   ASSIGNMENT

     Operator shall not assign, transfer or hypothecate all or any portion of its interest under this Agreement, nor permit any other person, firm or corporation to occupy the Premises without the prior written consent of the Aviation Director.

     City as a condition of approval may require that any transferee submit biographical and financial information and the Aviation Director shall have thirty (30) days from the date he receives a completed request to approve or deny same.



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                                   ARTICLE 20

                              DAMAGE OR DESTRUCTION

     If any improvements or trade fixtures constructed or installed by Operator at the Premises are damaged or destroyed by fire, explosion, Act of God, the public enemy or other casualty, Operator may repair or replace the same, with due diligence, at its own cost and expense.

                                   ARTICLE 21

                              CANCELLATION BY CITY

     Except as otherwise provided herein, the City may cancel this agreement, in whole or in part, and without liability, to the Operator as follows:

     A. With Cause. For any violation of the provisions of this agreement, the City reserves the right to terminate this agreement immediately.

     B. Without Cause. The City may terminate this agreement without cause upon ten (10) days written notice. In the event of termination without cause, the Operator shall be entitled solely to a pro-rated refund of any fee herein paid plus return of Operator's performance bond.

     C. Forfeiture of Decals. In addition to (a) and (b) of this paragraph, the city may demand and the Operator shall permanently forfeit one (1) vehicle authorization decal for each driver whose driver's identification card is suspended or revoked by the City. Nothing herein shall be construes to limit the



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City's ability to impose further sanctions for violation of the provisions of this agreement.

     D. No waiver by City of default by Operator in performance of any requirements of this Agreement shall be construed to be or act as a waiver of any subsequent default in performance of the same or any other requirement.


     E. City and Operator acknowledge that this Agreement is subject to cancellation by the City of Phoenix pursuant to the provisions of Section 38-511, Arizona Revised Statutes.

                                   ARTICLE 22

                                  FORCE MAJEURE

     In the event either party shall be prevented or unable to perform any act required by this Agreement by reason of acts or determinations of Federal, State, or Local Governments, or fire, earthquake or similar acts of God, strikes, labor disputes or any other reason of a like nature beyond their control, then performance of such act shall be extended for a period equivalent to the period of delay.

                                   ARTICLE 23

                        INDEMNITY AND LIABILITY INSURANCE

     A. Indemnity. Operator hereby agrees to indemnify and hold harmless the City and its elected or appointed officials, agents, boards, commission, employees and representatives, hereinafter referred to as the City, from all suits, including attorneys' fees and costs of litigation, actions, loss, damage, expense, cost or claims, of any character or any nature arising



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out of or in connection with any act or omission of Operator, its agents and employees, and of any subcontractor, its agents and employees, in any way arising out of or resulting from any activity of Operator on the Airport which results directly or indirectly in the injury to or death of any person or persons, or on account of any act, claim or amount arising or recovered under Worker's Compensation law, or arising out of the failure of Operator or those acting under Operator to conform to any statute, ordinance, regulation, law or court decree. It is the intent of Operator and the City that the City shall, in all instances, except for loss or damage resulting from the sole negligence of the City, be indemnified by Operator against all liability, losses and damages of any nature whatever for or on account of any injuries to or death of persons or damages to or destruction of property belonging to any person arising out of or in any way connected with Operator's activity on the Airport. The parties shall give each other prompt notice of any claim made or suit instituted which in any way directly or indirectly affects or might affect each other, and each party shall have the right to compromise and defend the same to the extent of its own interest. The City shall have the right, but not the duty, to participate in the defense of any claim or litigation with attorneys of the City's selection without relieving Licensee of any obligations hereunder. Operator's obligations hereunder shall survive any termination of this agreement or Operator's activities on the Airport. In addition, Operator shall hold City



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harmless against all mechanic's, materialman's liens and/or liens of a like nature, and against all reasonable attorneys' fees and other costs arising by reason of any such liens or claims.

     B. Liability Insurance. Operator shall deliver to the City prior to conducting any business at the Airport a certificate of insurance acceptable to the Aviation Director showing liability insurance coverage for the benefit of the City with a combined single limit of liability for bodily injury, property damage, personal injury, contractual liability and automobile liability coverage with a limit of at least One Million Dollars ($1,000,000) as the result of any single occurrence. This coverage should be provided under a Comprehensive General Liability Form (CGL). Contractual liability coverage may be provided by a broad form CGL endorsement or separate endorsement to provide required coverage not automatically included in the CGL form. Said policy(s) shall also contain a provision that a written notice of cancellation or of any material change in the policy shall be delivered to the City thirty (30) days in advance of the effective date thereof. Any enumeration of specific insurance coverage and amounts shall not limit or restrict Operator's indemnity covenant set forth in this agreement.

     C. City Listed as Additional Insured. All insurance policies provided for in this Agreement shall list the City as an additional insured and current certificates thereof shall be deposited with the City. Operator's coverage shall be primary as



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respects Operator's sole negligence and contributory all other times for any and all losses arising out of the performance of this Agreement.

     D. Agent Certification. Operator is required to furnish a certification stating that the agent signing the Certificate is an authorized agent.

     E. City/State Minimum Insurance Requirements. The Operator shall provide the City with evidence of current insurance coverage in a form satisfactory to the City, and in compliance with state law requirements. In accordance with current State of Arizona financial responsibility requirements each of the Operator's vehicles shall carry minimum insurance coverage in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000) and Uninsured Motorist Coverage in the amount of at least Three Hundred Thousand Dollars ($300,000).

     F. Decals will not be issued until all insurance requirements set forth above are satisfied in the City's sole determination.

                                   ARTICLE 24

                       COMPLIANCE WITH ENVIRONMENTAL LAWS

     Operator shall, at Operator's own expense, comply with all present and hereinafter enacted Environmental Laws, and any amendments thereto, affecting Operators's operation on the Premises.

     A. Definitions

          1. "Environmental Laws" shall mean those laws promulgated for the protection of human health or the environment, including but not limited to the following as the same are amended from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Arizona Environmental Quality Act, A.R.S. Section 49-201 et seq.; the Arizona Hazardous Waste Management Act, A.R.S. Section 49-921 et seq.; the Arizona Underground Storage Tank Regulation statute, A.R.S. Section 49-1001 et seq.; Arizona Solid Waste Act, Law 1991, Ch. 315, effective July 3, 1991; the Occupational Safety and Health Act of 1970, as amended, 84 Stat. 1590, 29 U.S.C. Sections 651-678, and the regulations promulgated thereunder and any other laws, regulations and ordinances (whether enacted by the local, state or federal government) now in effect or hereinafter enacted that deal with the regulation or protection of human health and the environment, including the ambient air, ground water, surface water, and land use, including substrata soils.

          2. As used herein, the term "regulated substances" includes:

               a. Those substances identified or listed as a hazardous substance, pollutant, hazardous material, or petroleum in the Comprehensive Environmental Response, Compensation and

          Liability Act, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and in the regulations promulgated thereto; and Underground Storage Tanks, U.S.C. Sections 6991 to 6991i.

               b. Those substances identified or listed as a hazardous substance, pollutant, toxic pollutant, petroleum, or as a hazardous special or solid waste in the Arizona Environmental Quality Act, A.R.S. Section 49-201 et seq.; including, but not limited to, the Water Quality Assurance Revolving Fund Act, A.R.S. Section 49-281 et seq.; the Solid Waste Management Act, A.R.S. Section 49-701 et seq.; the Underground Storage Tank Regulation Act, A.R.S. Section 49-1001 et seq.; and A.R.S. Section 49-851 to 49-868.

               c. All substances, materials and wastes that are, or that become, regulated under, or that are classified as hazardous or toxic under any Environmental Law during the term of this Agreement.

          3. The term "release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping.

     B. Compliance

          1. Operator shall not cause or permit any regulated substance to be used, generated, manufactured, produced, stored, brought upon, or released on, or under the Premises, or transported to or from the Premises, by Licensee, its agents, employees, contractors, invitees or a third party in a manner that would constitute or result in a violation of any Environmental Law or that would give rise to liability under an Environmental Law.

          Operator may provide for the treatment of certain discharges regulated under the City's pretreatment ordinances pursuant to Chapter 28 of the Phoenix City Code or such other ordinances as may be promulgated and the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq.

          Operator shall indemnify, defend and hold harmless, on demand, the City of Phoenix, its successors and assigns, its elected and appointed officia1s, employees, agents, boards, commissions, representatives, and attorneys, for, from and against any and all liabilities, obligations, damages, charges and expenses, penalties, suits, fines, claims, legal and investigation fees or costs, arising from or related to any claim or action for injury, liability, breach of warranty or representation, or damage to persons, the environment or Premises and any and all claims or actions brought by any person, entity or governmental body, alleging or arising in connection with contamination of, or adverse effects on, human health or the environment pursuant to any Environmental Law, the common law, or other statute, ordinance, rule, regulation, judgment or order of any governmental agency or judicial entity, which are incurred or assessed as a result, of any use of the Premises by Operator during the term of this Agreement. Regardless of the date of termination of this Agreement, Operator's obligations and liabilities under this Article shall continue so long as the City of Phoenix bears any liability or responsibility under the Environmental Laws for any condition caused by Operator during the term of this Agreement. This indemnification of the City by Operator includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial actions, removal or restoration work required or conducted by any federal, state or local governmental agency or political subdivision because of regulated substances brought on the Premises by Operator or present in the soil or ground water on, or under the Premises as a result of Operator's activities under this License. The parties agree that the City's right to enforce Operator's covenant to indemnify is not an adequate remedy at law for Licensee's violation of any provision of this Article; the City of Phoenix shall also have all other rights and remedies provided by law or otherwise provided for in this Agreement.

          2. Without limiting the forgoing, if the presence of any regulated substance on, or under the Premises, caused by Operator's activities under this Agreement, results in any contamination of the demised or any adjacent Premises during the term of this Agreement, Operator shall promptly take all actions at its sole cost and expense as are necessary to mitigate any immediate threat to human health or the environment. Operator shall then undertake any further action necessary to return the

     Premises to the condition existing prior to the introduction by Operator of any regulated substance to the Premises; provided that the City's approval of such actions shall first be obtained. Operator shall undertake such actions without regard to the potential legal liability of any other person; however, any remedial activities by Operator shall not be construed to impair Licensee's rights, if any, to seek contribution or indemnity from another person.

          3. Operator shall, at Operator's own cost and expense, make all tests, reports, studies and provide all information to any appropriate government agency as may be required pursuant to the Environmental Laws pertaining to Operator's use of the Premises. This obligation includes but is not limited to any requirements 4for a site characterization, site assessment and/or a cleanup plan that may be necessary due to any actual or potential spills or discharges of regulated substances on, or under the Premises, during the term of this Agreement. At no cost or expense to the City, Operator shall promptly provide all information requested by the City pertaining to the applicability of the Environmental Laws to the Premises, to respond to any government investigation, or to respond to any claim of liability by third parties which is related to environmental contamination.

          In addition, the City shall have the right to access, within ten (10) days of Operator's receipt of written request, and copy any and all records, test results, studies and/or other documentation, other than trade secrets, regarding environmental conditions relating to the use, storage, or treatment of regulated substances by the Licensee on, or under the Premises.

          4. Operator shall immediately notify the Aviation Director of any of the following: (a) any correspondence or communication from any government agency regarding the application of Environmental Laws to the Premises or Operator's use of the Premises, (b) any change in Operators's use of the Premises that will change or has the potential to change Operator's or the City's obligations or liabilities under Environmental Laws, and (c) any assertion of a claim or other occurrence for which Licensee may incur an obligation under this Article.

          5. Operator shall insert the provisions of this Article in any lease agreement or contract by which it grants a right or privilege to any person, firm or corporation related to this Agreement.

          6. Operator shall at its own expense obtain and comply with any permits or approvals that are required or may become required as result of any use of the Premises by the Operator, its agents, employees, contractors, invitees and assigns.

                                   ARTICLE 25

                             SURRENDER OF POSSESSION

     Upon the expiration or other termination of this Agreement, or any extension of it, Operator's right to occupy the Premises and exercise the privileges herein granted shall cease, and it shall surrender the same and leave the Premises in a clean condition. Unless otherwise provided, all equipment, and other personal property installed or placed by Operator on the Premises shall remain the property of Operator.

                                   ARTICLE 26

                               INSPECTION BY CITY

     City may enter upon the Premises at reasonable times for any purpose necessary, incidental to, or connected with the exercise of its governmental functions, or security purposes, subject to Operator's security precautions.


     The Operator shall maintain adequate books and records at or in reasonable proximity to the Airport. Access and/or copies of said books and records shall be provided to the City upon request. Books and records should contain at least the following information:

          A. Number of trips made to each sector area served, time and date of service from the Airport.

          B. Total passenger traffic and gross revenues on a monthly and annual basis.

          C. Total number of passengers carried to/from the Airport to/from the individual sector areas.

                                   ARTICLE 27

                                      TAXES

     Operator shall pay any sales tax, transaction privilege tax or other exaction assessed or assessable as the result of its conduct of business at the Airport under authority of the Agreement, including any such tax payable by City.


                                   ARTICLE 28

                                     NOTICE

     Notices to City are sufficient if hand delivered or sent by certified mail, postage prepaid, addressed to:

                      City of Phoenix Aviation Department
                      3400 Sky Harbor Boulevard
                      Phoenix, Arizona 85034-4420
                      Attn: Aviation Director

     And notices to Operator are sufficient if sent by the same means to:

                      SuperShuttle Arizona, Inc.
                      4610 5. 35th Street
                      Phoenix, AZ 85040
                      Attn: R. Brian Wier

or to such other respective addresses as the parties may later designate to each other in writing.

                                   ARTICLE 29

                               PARAGRAPH HEADINGS

     All paragraph and subparagraph headings of this Agreement were inserted for reference only and shall not be considered to define or limit the scope of any provision.

                                   ARTICLE 30

                                INVALID PROVISION

          Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining terms shall nonetheless remain effective, provided that elimination of the invalid provision does not materially prejudice either City or Operator with regard to their respective rights and obligations.

                                   ARTICLE 31

                    SUCCESSORS AND ASSIGNS BOUND BY COVENANTS

     All provisions of this Agreement shall bind the legal representatives, successors and assigns of the respective parties.


                                   ARTICLE 32

                         APPROVALS, CONSENTS AND NOTICES

     All approvals, consents and notices called for in this Agreement must be in writing and may not be established by oral testimony.

                                   ARTICLE 33

                         AFFIRMATIVE ACTION REOUIREMENTS

     Operator was required to submit an Affirmative Action Requirements document and a written Affirmative Action Plan to the Equal Opportunity Department. In addition to the above requirement, the Operator will be required to comply with the following:

          1. Title 49, Code of Federal Regulations, Department of
     Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation - Effectuation of the Civil Rights Act of 1964, (42 U.S.C. SS 2000 d-1 et seq.).

          2. Title 14, code of Federal Regulations Parte 152, Subpart E, Non-discrimination in Airport Aid Program.

          3. City of Phoenix Article IV or V of Chapter 18 of the City Code entitled Affirmative Action Requirements.


                                   ARTICLE 34

                              EMPLOYEE RECRUITMENT

     Operator shall use its best efforts to maximize hiring employees from within the city of Phoenix and will undertake aggressive outreach efforts within the local community. Operator shall actively recruit from the community and will emphasize recruitment efforts within the City of Phoenix Enterprise Zone Areas. Operator shall submit an annual report on employees hired from within the designated enterprise zone boundaries. The report shall be submitted by December 1st, of each year of the contract term.

                                   ARTICLE 35

                               EXCLUSIVE AGREEMENT

     Operator acknowledges that the rights and privileges authorized herein are exclusive to the transportation category of Time Scheduled Van Service. Nothing herein shall be construed to limit the city's ability to issue permits for other Ground Transportation services at Sky Harbor International Airport in accordance with the Phoenix City Code.

                                   ARTICLE 36

                              RULES AND REGULATIONS

     A. General. Operator shall observe and comply with all laws, ordinances, rules and regulations of the United States Government, the State of Arizona, the County of Maricopa, and the City of Phoenix and all agencies thereof which may be applicable to its operations or to the operation, management, maintenance or administration of the Airport now in effect or hereafter promulgated; and, further, Operator will display to City any permits, licenses, or other evidence of compliance with such laws upon request. The City, by and through its Aviation Director, reserves the right to promulgate such operating rules and regulations as deemed necessary to maintain a safe, adequate and efficient van service to the traveling public. Operator agrees to abide by the rules and regulations upon notification thereof.

     B. Federal Requirements. Without limiting any other conditions set forth elsewhere in this Agreement, Operator shall comply with the specific requirements more particularly set forth in Exhibit "B" attached hereto and incorporated herein by this reference.

     C. Compliance with the Immigration Reform and Control Act of 1986 (IRCA) required. Operator understands and acknowledges the applicability of the IRCA to him. Operator agrees to comply with the IRCA in performing under this Agreement and to permit the city inspection of his personnel records to verify such compliance.

     D. Security Plan. City reserves the right to implement an Airport Security Plan in a form acceptable to the Federal Aviation Administration limiting access of person, vehicles, and aircraft in and around the Airport and to modify that plan from time to time as it deems necessary to accomplish its purposes. Operator shall at all times comply with the Airport Security Plan.

     E. Right to Amend. In the event that the federal Government, acting through The Federal Aviation Administration or any other agency requires modification of the Agreement as a condition to the grant of funds for airport improvement, Operator agrees to such modification and will execute any document reasonably required to provide evidence of such agreement.

                                   ARTICLE 37

                              CONFLICT OF INTEREST

     Operator hereby represents that it is familiar with the provisions of the Phoenix Charter and Arizona Revised Statute 38-511 and certifies that it knows of no facts which constitute a violation of said Charter. Operator further certifies that it has made a complete disclosure to the City of all facts bearing upon any member of the City council or other officer or employee of the City presently has or will have in the agreement or in the performance hereof or any portion of the profits hereof. Willful concealment of such facts by Operator shall constitute a material breach of this agreement and shall be grounds for termination by the City.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                CITY OF PHOENIX
                                                a municipal corporation

                                                FRANK A. FAIRBANKS, City Manager
                                                By  /s/ Neilson A. Bertholf, Jr.
                                                --------------------------------
                                                Neilson A. Bertholf, Jr.
                                                Aviation Director
ATTEST:
/s/Vicky Miel
---------------------------
City Clerk

APPROVED AS TO FORM: /s/DPW
/s/Michael D. Houn
---------------------------
City Attorney
    ACTING

                                                SuperShuttle Arizona, Inc.
                                                a Arizona corporation
                                                By /s/ R. Brian Wier
                                                --------------------------------
                                                R. Brian Wier (Operator)
                                                Title  Vice President
                                                Date   5/9/96
STATE OF ARIZONA  )
                  )
COUNTY OF MARICOPA)

The foregoing instrument was acknowledged before me this 9th day of May, 1996 by
Name: R. Brian Wier   Title: Vice President of SuperShuttle Arizona, Inc., a
Delaware corporation, on behalf of the corporation.

                                                /s/M. Carol Greve
                                                --------------------------------
                                                Notary Public

My Commission Expires:
      7-31-99
----------------------


                                             ==================================
                                              [SEAL] "Official Seal"
                                                      M. Carol Greve
                                                      Notary Public-Arizona
                                                      Maricopa County
                                                      My Commission Expires
                                             ==================================